Exhibit 15.2

May 1, 2006

The Board of Directors

Education Management Corporation and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518, 333-106270, 333-106271, 333-110706) pertaining to Education Management Corporation and Subsidiaries’ Deferred Compensation Plan and Retirement Plan of our reports dated April 21, 2006, February 6, 2006 and November 8, 2005 relating to the unaudited condensed consolidated interim financial statements of Education Management Corporation and Subsidiaries that are included in its Forms 10-Q for the quarters ended March 31, 2006, December 31, 2005 and September 30, 2005.

/S/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania